EXHIBIT 99.1

Codorus Valley Bancorp, Inc.
Reports First Quarter Earnings for 2013

FOR IMMEDIATE NEWS RELEASE—York, Pennsylvania (April 16, 2013)

Codorus Valley Bancorp, Inc. reports 24 percent increase in quarterly earnings

Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, today announced net income available to common shareholders (earnings) of $2,599,000 or $0.58 per share basic, $0.57 per share diluted, for the quarter ended March 31, 2013, representing a $497,000 or 24 percent increase, compared to earnings of $2,102,000 or $0.48 per share basic, $0.47 per share diluted, for the quarter ended March 31, 2012.

First quarter highlights

Highlights for the quarter ending March 31, 2013, compared to March 31, 2012, include:

•	Net income available to common shareholders for the first quarter of 2013 increased $497,000 or 24 percent above the first quarter of 2012, and $208,000 or 9 percent above the fourth quarter of 2012.

•	The return on average assets (ROA) was 1.01 percent for the quarter ended March 31, 2013, compared to 0.91 percent for the quarter ended March 31, 2012, and the return on average equity (ROE) was 10.39 percent for the quarter ended March 31, 2013, compared to 9.61 percent for the quarter ended March 31, 2012.

•	Net interest income increased $450,000 or 5 percent for the first quarter of 2013, compared to the first quarter of 2012, and the net interest margin (tax equivalent basis) was 3.86 percent for the first quarter of 2013, compared to 3.85 percent for the first quarter of 2012.

•	Noninterest income increased $174,000 or 9 percent for the first quarter of 2013, compared to the first quarter of 2012.

•	The net overhead ratio was 1.99 percent for the quarter ended March 31, 2013, compared to 2.17 percent for the quarter ended March 31, 2012.

•	On March 31, 2013, total assets were approximately $1.06 billion, representing a $34 million or 3 percent increase, compared to March 31, 2012.

Additional financial information, which is unaudited, is provided in the Financial Highlights section of this Earnings Release.

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Review of operations

The $497,000 or 24 percent increase in earnings for the quarter ended March 31, 2013, compared to the quarter ended March 31, 2012, was primarily the result of increases in net interest income and noninterest income, and a decrease in preferred stock dividends as described below.

The $450,000 or 5 percent pretax increase in net interest income was due primarily to a decrease in funding costs resulting from a larger proportion of low cost core deposits to total deposits and lower rates generally paid on all deposit products, which reflected unusually low market interest rates. The average balance of interest earning assets, principally commercial loans, increased approximately $51 million or 5 percent for the first quarter of 2013, compared to the same quarter of 2012. While the volume of earning assets increased, its effect on interest income was largely offset by lower yields, a reflection of the low interest rate environment.

The $174,000 or 9 percent increase in noninterest income was primarily the result of increases in income from wealth management services due to increased sales and appreciation in the market value of managed accounts, upon which some fees are based. An increase in gains from the sale of loans held for sale (i.e., residential mortgage loans) also contributed to the increase in noninterest income as a result of greater loan origination volumes due to increased refinancing activity.

The $125,000 or 66 percent after tax decrease in preferred stock dividends was the result of a decrease in the dividend rate caused by the addition of loans that qualified for the U.S. Treasury’s Small Business Lending Fund Program. The annualized dividend rate in effect for the quarter ended March 31, 2013 was 1 percent, compared to 3.01 percent for the quarter ended March 31, 2012.

Review of financial condition

On March 31, 2013, total assets were approximately $1.06 billion, representing a $34 million or 3 percent increase, compared to March 31, 2012. Compared to one year ago, asset growth occurred primarily in the commercial loan portfolio and was funded by an increase in core deposits. The growth of core deposits is a particular focus of the Corporation because the rates are relatively low, are a source of fee income and provide the opportunity to cross-sell other financial products and services. For internal purposes, the Corporation excludes time deposits in its definition of core deposits.

As a result of profitable operations, the Corporation’s capital level increased. The Tier 1 leverage capital ratio was 10.29 percent at March 31, 2013, compared to 9.86 percent at March 31, 2012. The Tier 1 risk-based capital ratio was 13.52 percent at March 31, 2013, compared to 13.34 percent at March 31, 2012. And the average equity to average assets ratio was 9.73 percent at March 31, 2013, compared to 9.42 percent at March 31, 2012.

About Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of eighteen financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. Applications have been approved by the regulatory authorities to establish a financial center in historic Young Manor at 118 Carlisle Road in Downtown Hanover, Pennsylvania and at 3160 Carlisle Road, Dover, Pennsylvania. In addition to a full range of business and consumer banking services, the Company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

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Forward-looking statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The Company undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to:

Larry J. Miller

Vice-Chairman, President, and CEO

Codorus Valley Bancorp, Inc.

717-747-1500

888-846-1970

lmiller@peoplesbanknet.com

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Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three months ended March 31,
	2013	2012
Interest income	$11,361	$11,393
Interest expense	2,209	2,691
Net interest income	9,152	8,702
Provision for loan losses	260	250
Noninterest income	2,007	1,833
Noninterest expense	7,253	7,270
Income before income taxes	3,646	3,015
Provision for income taxes	984	725
Net income	2,662	2,290
Preferred stock dividends	63	188
Net income available to common shareholders	$2,599	$2,102
Basic earnings per common share	$0.58	$0.48
Diluted earnings per common share	$0.57	$0.47

Condensed Consolidated Statements of Financial Condition (Unaudited) (in thousands of dollars)

	March 31, 2013	December 31, 2012	March 31, 2012
Cash and short term investments	$36,926	$49,757	$39,103
Investment securities	224,861	236,925	238,752
Loans	762,236	740,225	708,266
Allowance for loan losses	(9,486)	(9,302)	(8,889)
Net loans	752,750	730,923	699,377
Premises and equipment, net	12,746	11,493	10,798
Other assets	36,100	30,639	41,828
Total assets	$1,063,383	$1,059,737	$1,029,858

Deposits	$893,182	$901,307	$874,598
Borrowed funds	59,893	50,171	50,124
Other liabilities	7,123	6,928	9,868
Shareholders’ equity	103,185	101,331	95,268
Total liabilities and shareholders’ equity	$1,063,383	$1,059,737	$1,029,858

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Selected Financial Data (Unaudited)

	Quarterly
	2013 1st Qtr	2012 4th Qtr	2012 3rd Qtr	2012 2nd Qtr	2012 1st Qtr
Earnings and Per Share Data (7)
(in thousands, except per share data)
Net income available to common shareholders	$2,599	$2,391	$1,809	$2,708	$2,102
Basic earnings per common share	$0.58	$0.53	$0.41	$0.61	$0.48
Diluted earnings per common share	$0.57	$0.53	$0.40	$0.60	$0.47
Cash dividends paid per common share	$0.110	$0.105	$0.105	$0.086	$0.086
Book value per common share	$17.42	$17.03	$16.90	$16.45	$15.89
Tangible book value per common share	$17.42	$17.03	$16.86	$16.41	$15.84
Average common shares outstanding	4,485	4,468	4,449	4,432	4,417
Average diluted common shares outstanding	4,568	4,541	4,522	4,495	4,443

Performance Ratios (%)
Return on average assets (4)	1.01	0.93	0.71	1.07	0.91
Return on average equity (4)	10.39	9.69	7.50	11.43	9.61
Return on average realized equity (1)(4)	10.98	10.35	8.04	12.23	10.31
Net interest margin (2)	3.86	3.82	3.70	3.88	3.85
Efficiency ratio (3)	62.42	63.03	72.48	60.88	66.40
Net overhead ratio (6)(4)	1.99	2.02	2.38	1.95	2.17

Asset Quality Ratios (%)
Net loan charge-offs to average loans (4)	0.04	0.05	0.31	0.25	0.04
Allowance for loan losses to total loans (5)	1.25	1.26	1.20	1.23	1.26
Nonperforming assets to total loans and foreclosed real estate	2.04	1.64	2.14	3.28	3.90

Capital Ratios (%)
Average equity to average assets	9.73	9.55	9.44	9.38	9.42
Tier 1 leverage capital ratio	10.29	10.02	9.83	9.87	9.86
Tier 1 risk-based capital ratio	13.52	13.59	13.41	13.61	13.34
Total risk-based capital ratio	14.70	14.79	14.55	14.77	14.54

(1)	excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(2)	net interest income (tax-equivalent) as a percentage of average interest earning assets
(3)	noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(4)	annualized for the quarterly periods presented
(5)	excludes loans held for sale
(6)	noninterest expense less noninterest income as a percentage of average assets
(7)	per share amounts and shares outstanding were adjusted for the common stock dividend distributed December 11, 2012

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